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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

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[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Section 240.14a-12

                                ComBanc, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

July 19, 2004


Dear Shareholders:

It has been almost two months since our last communication, and we felt it was time to update you on our mid-year earnings report and other developments that are occurring.

We have enclosed our six month ended June 30, 2004 financials for your review. We had positive earnings of $709,000, or $.32 per share, and our delinquencies continued downward by 42.1% since December 31, 2003, and 74.7% since December 31, 2002. Deposits grew by almost 2% and our tier one leverage capital reached 10.78%, which is the highest point in the last five years. Recoveries of past losses have outpaced current charge offs in the first six months. These are all promising signs as we move into the last half of the calendar year.

In addition, Paul Douglas Harter has resumed his attempt to remove the entire Board of Directors of ComBanc and replace it with his own candidates. Almost immediately after the election of directors at ComBanc's April 12, 2004 annual meeting, Mr. Harter began soliciting certain ComBanc shareholders to execute written requests for a special meeting of ComBanc shareholders to be held June 19, 2004. We believe that by soliciting these requests without first filing disclosures with the Securities and Exchange Commission, Mr. Harter violated federal securities laws. Accordingly, we requested that Mr. Harter first comply with the applicable federal regulations and refrain from what we believe was an illegal solicitation of our shareholders until he did so. He declined, and instead filed a lawsuit against the Board of Directors in the Allen County, Ohio, Court of Common Pleas. On June 30, 2004, the court to whom the case was assigned issued an order requiring the Board of Directors to schedule a shareholders' meeting on or before Saturday, September 11, 2004.

We believe that the court's decision was contrary to well-established federal securities laws, and we have appealed it. We intend to ask the Court of Appeals to address this important and complex issue on an expedited basis. We also continue to believe that Mr. Harter's actions are not in the best interests of ComBanc or you as an individual shareholder.

The Board welcomes informed shareholder involvement in the governance of ComBanc. The federal securities laws are crafted to ensure that all shareholders get complete and consistent information upon which to base their votes. We continue to believe that requiring all interested parties to make full and fair disclosures is in the best interest of ComBanc's shareholders and required by the federal securities laws. It is certainly not our intention for any shareholder to be disenfranchised as a result of compliance with such disclosure requirements.

We would continue to encourage you to support the current Board and management team. Much progress has been made, but the situation remains fragile and we believe a wholesale change of the Board could negatively affect this process.

OUR BOARD OF DIRECTORS PRESENTLY INTENDS TO ISSUE A PROXY STATEMENT TO ALL SHAREHOLDERS IN RESPONSE TO THE SPECIAL MEETING SOLICITATION. WE URGE ALL SHAREHOLDERS TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN

IMPORTANT INFORMATION. SHAREHOLDERS ALSO MAY OBTAIN THE PROXY STATEMENT (WHEN AVAILABLE), AS WELL AS IMPORTANT INFORMATION ABOUT COMBANC, INC. CONTAINED IN ITS ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q AND CURRENT REPORTS ON FORM 8-K, FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV OR BY CONTACTING COMBANC, INC. AT
(419) 695-1055. COMBANC, INC. IS A PARTICIPANT IN THE SOLICITATION IN OPPOSITION TO MR. HARTER'S SOLICITATION OF VOTES TO REMOVE THE CURRENT BOARD OF DIRECTORS.

The Board would like to thank the shareholders who have supported us during these difficult times and would like to win back the trust and support of those who haven't. We ask for your continued support by using our banking services and recommending them to your family and friends. Should you have any questions whatsoever, please do not hesitate to call us.

Very truly yours,



/s/ Paul G. Wreede                        /s/ Dwain I. Metzger
------------------                        --------------------
Paul G. Wreede                            Dwain I. Metzger
Chairman, President & CEO                 Chairman -- The Commercial Bank
 -- ComBanc, Inc.

                          COMBANC, INC. AND SUBSIDIARY
                                  DELPHOS, OHIO

                                  -------------

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     -------------------------------------
                                ($ in thousands)



                                                           June 30,      December 31,
                                  ASSETS                     2004            2003
                                  ------                  ---------      ------------
                                                         (unaudited)
Cash and Due from Banks                                   $   9,690      $      8,297
Federal Funds Sold                                            8,250             9,708
                                                          ---------      ------------
    Cash and Cash Equivalents                                17,940            18,005
Investment Securities -
  Available for Sale                                         60,990            55,052
Loans Held for Resale                                           133                --
Loans                                                       123,939           128,756
Allowance for Loan Losses                                    (3,956)           (3,825)
                                                          ---------      ------------
    Net Loans                                               119,983           124,931
Premises and Equipment                                        4,321             4,432
Federal Reserve and Federal Home Loan Bank Stock              2,047             2,012
Interest Receivable                                             822               760
Other Assets                                                  2,577             2,541
                                                          ---------      ------------
    Total Assets                                          $ 208,813      $    207,733
                                                          =========      ============
                 LIABILITIES AND SHAREHOLDERS' EQUITY
                 ------------------------------------

Deposits
  Noninterest Bearing                                     $  16,358      $     15,758
  Interest Bearing                                          158,797           156,474
                                                          ---------      ------------
    Total Deposits                                          175,155           172,232
Short Term Borrowings                                         6,618             7,540
Long Term Debt                                                3,673             4,649
Interest Payable                                                390               392
Other Liabilities                                               284               362
                                                          ---------      ------------
    Total Liabilities                                       186,120           185,175
                                                          ---------      ------------
Commitments and Contingent Liabilities                           --                --
Shareholders' Equity -
  Common Stock - No Par Value
  5,000,000 shares authorized, 2,376,000 issued
    and 2,211,014 outstanding                                 1,237             1,237
  Capital Surplus                                             1,513             1,513
  Retained Earnings                                          22,743            22,034
  Accumulated Other Comprehensive Income/Loss                   (83)              491
  Treasury Stock - 164,986 shares at cost                    (2,717)           (2,717)
                                                          ---------      ------------
    Total Shareholders' Equity                               22,693            22,558
                                                          ---------      ------------
    Total Liabilities and Shareholders' Equity            $ 208,813      $    207,733
                                                          =========      ============


                          COMBANC, INC. AND SUBSIDIARY
                                 DELPHOS, OHIO

                                 -------------

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                -----------------------------------------------
                    ($ in thousands, except per share data)




                                                       For the Six Months Ended
                                                                June 30,
                                                       ------------------------
                                                             (unaudited)

                                                          2004            2003
                                                        -------         -------
Interest Income:
  Loans Receivable                                      $ 3,936         $ 4,451
  Investments Securities
    Taxable                                                 836             854
    Tax-Exempt                                              234             293
  Federal Funds Sold                                         48              48
                                                        -------         -------
    Total Interest Income                                 5,054           5,646
                                                        -------         -------
Interest Expense:
  Deposits                                                1,225           1,613
  Short-Term Borrowings                                      48              30
  Long-Term Debt                                            114             208
                                                        -------         -------
    Total Interest Expense                                1,387           1,851
                                                        -------         -------
Net Interest Income                                       3,667           3,795
  Provision for Loan Losses                                  60           1,910
                                                        -------         -------
Net Interest Income after Provision for Loan Losses       3,607           1,885

Other Income:
  Service Charges on Deposit Accounts                       269             269
  Net Realized Gains on Sales of Available-for-
   sale Securities                                           15              --
  Gain on Sale of Loans                                      82             285
  Other Income                                              311             318
                                                        -------         -------
    Total Other Income                                      677             872
                                                        -------         -------

Other Expenses:
  Salaries and Employee Benefits                          1,721           1,654
  Net Occupancy                                             195             193
  Equipment Expenses                                        169             171
  Data Processing Fees                                      200             179
  Advertising                                                70             103
  Printing and Office Supplies                               67              72
  Legal and Professional Fees                               236             120
  Dues and Memberships                                      136             124
  State Taxes                                               133             119
  Other Expense                                             425             371
                                                        -------         -------
    Total Other Expenses                                  3,352           3,106
                                                        -------         -------

Income/Loss - before Income Tax (Credit)/Expense            932            (349)
  Income Tax (Credit)/Expense                               223            (238)
                                                        -------         -------
Net Income/(Loss)                                       $   709         $  (111)
                                                        =======         =======
Earnings Per Share                                      $  0.32         $ (0.05)
Cash Dividends Per Share                                $  0.00         $  0.24


ANALYSIS OF DELINQUENCIES
(Dollars in Thousands)



                                                     6/30/2004      12/31/2003   12/31/2002   12/31/2001   12/31/2000
Past due 30 to 89 days and still accruing            $   1,667      $ 2,758      $   6,672    $   9,863    $ 4,502
Past due 90 days or more and still accruing                185          680            798        2,810      2,587
Nonaccrual                                               2,170        3,510          8,456        3,455        542
                                                     --------------------------------------------------------------
    Total delinquencies                              $   4,022      $ 6,948      $  15,926    $  16,128    $ 7,631
                                                     ==============================================================
Total Delinquencies as a percentage of total loans        3.25%        5.40%         11.37%       10.31%     4.50%


Total equity capital increased $135,000 or .6% from December 31, 2003 to June 30, 2004. This increase is the result of an increase in retained earnings of $709,000, which is comprised solely of net income. Accumulated other comprehensive income decreased $574,000 as the result of a decrease in the value of the investment portfolio, which is due to the increase in interest rates in the second quarter of 2004. As of June 30, 2004, the Company was categorized as well capitalized. The following chart illustrates the Company's comparative capital ratios:




                                      6/30/2004         12/31/2003     12/31/2002    12/31/2001     12/31/2000
Tier I leverage ratio                     10.78%             10.49%         10.77%        10.16%         10.61%
Tier I risk-based capital ratio           18.21%             17.24%         16.88%        15.74%         15.47%
Total risk-based capital ratio            19.48%             18.52%         18.13%        16.96%         16.34%